6

                                                                      Exhibit 99


FOR IMMEDIATE RELEASE


             CD RADIO EXPANDS TO 100 CHANNELS WITH FOURTH SATELLITE


New York, N.Y. - May 29, 1998 - CD Radio Inc. (Nasdaq: CDRD) announced today that it has exercised its option to purchase a fourth satellite from Loral Space & Communications Ltd., doubling CD Radio's planned broadcast capacity to 100 channels in its nationwide satellite-to-car radio broadcasting system scheduled for launch beginning next year.

"In terms of incremental value delivered to consumers, the step-up from 50 channels to 100 channels is analogous to the difference between a regular bookstore and a Barnes and Noble superstore," said David Margolese, CD Radio's chairman and chief executive. "The expanded system will be used to deliver more of what people want -- more music, more choice. Additionally, it will also be used to address the Hispanic and sports markets in a significant way, and to generate additional advertising revenues on our non-music channels."

Under terms of the agreement, Loral replaces Arianespace as CD Radio's launch service provider, delivering three Loral FS-1300 satellites in-orbit on a turnkey basis along with one ground spare. Launches are scheduled for November 1999, December 1999, and January 2000. CD Radio's incremental cost of the expanded system is approximately $290 million, of which Loral has provided assistance in arranging $145 million of financing primarily through Bank of America.

Last year, CD Radio was granted one of two FCC national satellite radio broadcast licenses. The company is building a satellite-to-car 100 channel radio system for the broadcast of music and other programming to motorists throughout the United States. The majority of CD Radio's planned programming formats are generally unavailable on conventional radio stations in any single market. Furthermore, unlike conventional stations, which have an average range of approximately 30 miles before reception fades, CD Radio's signal is designed to cover the continental United States coast to coast. Music channels will be commercial-free, unlike conventional stations which interrupt their broadcasts with up to 18 minutes of commercials during every hour of music programming. More information about CD Radio is available from the web site www.cdradio.com.

                                    - more -

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection,' and 'outlook') are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed in CD Radio's Annual Report on Form 10-K for the year ended December 31, 1997. Among the key factors that have a direct bearing on CD Radio's results of operations are the potential risk of delay in implementing CD Radio's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and CD Radio's need for additional substantial financing.



For Further Information:
Madeline Couton, CD Radio, 212-899-5000

CD Radio's 100 channels will offer listeners a wide range of music categories as well as news, sports and talk radio programming. Currently, CD Radio anticiaptes that its 100 broadcast channels will be allocated as follows:


1.  Symphonic                                            51.  News
2.  Chamber Music                                        52.  News
3.  Opera                                                53.  News
4.  Top of the Charts                                    54.  News
5.  '50s Hits                                            55.  News
6.  '60s Hits                                            56.  News
7.  '70s Hits                                            57.  News
8.  '80s Hits                                            58.  News
9.  '90s Hits                                            59.  News
10. Soft Rock                                            60.  News
11. Love Songs                                           61.  Sports
12. Singers & Songs                                      62.  Sports
13. Beautiful Instrumentals                              63.  Sports
14. Broadway's Best                                      64.  Sports
15. Big Band/Swing                                       65.  Sports
16. Classic Jazz                                         66.  Sports
17. Contemporary Jazz                                    67.  Sports
18. NAC Jazz                                             68.  Sports
19. New Age                                              69.  Sports
20. Soul Ballads                                         70.  Sports
21. Contemporary R&B                                     71.  Entertainment
22. Classic Soul Hits                                    72.  Entertainment
23. R&B Oldies                                           73.  Entertainment
24. Rap/Hip Hop                                          74.  Entertainment
25. Dance                                                75.  Entertainment
26. Tropical                                             76.  Entertainment
27. Latin Jazz                                           77.  Entertainment
28. Boleros                                              78.  Entertainment
29. Latin Contemporary                                   79.  Entertainment
30. Merengue                                             80.  Entertainment
31. Cumbia                                               81.  Hispanic
32. Mexicana                                             82.  Hispanic
33. Tex-Mex                                              83.  Hispanic
34. Rock en Espanol                                      84.  Hispanic
35. Country Hits                                         85.  Hispanic
36. Modern Country                                       86.  Hispanic
37. Classic Country                                      87.  Hispanic
38. Folk Rock                                            88.  Hispanic
39. Alternative Rock I                                   89.  Hispanic
40. Alternative Rock II                                  90.  Hispanic
41. Classic Rock I                                       91.  Specialty
42. Classic Rock II                                      92.  Specialty
43. Album Rock                                           93.  Specialty
44. Hard Rock/Metal                                      94.  Specialty
45. Blues                                                95.  Specialty
46. Reggae                                               96.  Specialty
47. World Beat                                           97.  Specialty
48. Gospel                                               98.  Specialty
49. Contemporary Christian                               99.  Specialty
50. Children's Entertainment                             100. Specialty